EXHIBIT 10.1

NEWELL RUBBERMAID INC.

Long Term Incentive Plan

1.

Grants. Under the terms and provisions of the Newell Rubbermaid Inc. 2003 Stock Plan, as amended and restated effective as of February 8, 2006 and further amended as of August 9, 2006, and the Newell Rubbermaid Inc. 2010 Stock Plan (each the “Stock Plan”), the Organizational Development & Compensation Committee (the “Committee”) of the Board of Directors of Newell Rubbermaid Inc. (the “Company”), at any time and from time to time, may grant awards based on shares of the Company’s Common Stock, including Restricted Stock Units and Stock Options, to eligible employees in such amounts as the Committee shall determine. This Long Term Incentive Plan (“LTIP”) establishes a methodology for determining awards of Restricted Stock Units and Stock Options under the Stock Plan in 2010 and subsequent years to eligible employees with positions in Salary Bands 6-10 (“Key Employees”). The Committee will grant Restricted Stock Units and Stock Options to Key Employees pursuant to the guidelines set forth below.

2.	Guidelines. The number of shares subject to Restricted Stock Units and Stock Options granted to a Key Employee in 2010 and in subsequent calendar years as an LTIP award will be determined as follows:

(a)	On or prior to March 31 of each applicable calendar year, the Committee will determine:

(i)

For each Key Employee a target value expressed as a percentage of the Key Employee’s base salary rate as in effect on December 31 of the prior year, which percentage will be based on the Key Employee’s Salary Band as of December 31 of the prior year (the “Target Value”).

(ii)

A comparator group of companies for purposes of determining the Company’s relative Total Shareholder Return (“TSR”) for the three-year performance period beginning as of January 1 of the year in which this determination is made (the “TSR Comparator Group”).

(b)	Of the Target Value determined for each Key Employee for each year:

(i)

Stock Options. The Committee will authorize a Stock Option grant to each Key Employee in Salary Bands 7-10 for a number of shares determined by dividing 30% of the applicable Target Value for such Key Employee by the value of a Stock Option for a single share as of the date of grant, applying, on an aggregate basis, the same Black-Scholes valuation methodology used for purposes of FASB ASC Topic 718 (formerly FAS 123(R)). Fractional shares will be disregarded. The Stock Options will be Nonqualified Stock Options.

(ii)

Time-Based Restricted Stock Units. The Committee will authorize a Restricted Stock Unit grant to each Key Employee for a number of shares of Common Stock determined by dividing 30% (60% in the case of a Key Employee in Salary Band 6) of the applicable Target Value for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant. Fractional shares will be rounded up.

(iii)

Performance-Based Restricted Stock Units. The Committee will authorize a Restricted Stock Unit grant to each Key Employee for a number of shares determined by dividing 40% of the applicable Target Value for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant. Fractional shares will be rounded up. This Restricted Stock Unit grant will be subject to the TSR Comparator Group analysis as described in Section 2(c).

The grants described above will be made at the same time the Committee determines the criteria described in Section 2(a), and will be based on a Key Employee’s Salary Band as of the December 31 of the prior year.

(c)

Following the completion of the applicable three-year performance period, the Committee will determine the extent to which the TSR Comparator Group Target has been achieved. The TSR will be calculated based on the following formula:

(Change in Stock Price) + (Dividends)

(Beginning Stock Price)

For this purpose, the beginning stock price will be the average closing stock price in the first month of the applicable performance period and the ending stock price will be the average closing price in the last month of the applicable performance period.

The Committee will determine the Company’s ranking in the comparator group based on the TSR of the Company and of each other member of the TSR Comparator Group, and will multiply the number of Restricted Stock Units subject to the TSR Comparator Group by the applicable percentage set forth below:

Rankings

• 1st in TSR comparator group	=	200%
• 6th in TSR comparator group	=	150%
• 11th in TSR comparator group	=	100%
• 16th in TSR comparator group	=	50%
• Below 20th in TSR comparator group	=	0%

Interpolation is used for Company ranking between the upper and lower comparator group ranking (for example, a Company ranking of 3 would result in an interpolated percentage between 200% and 150%, and a ranking of 8 would result in an interpolated percentage between 150% and 100%).

The resulting number is the adjusted number of Restricted Stock Units and thus the number of shares of Common Stock actually issuable pursuant to the Key Employee’s Performance-Based Restricted Stock Unit grant.

If a member is added or deleted from the TSR Comparator Group during the three-year performance period, such change will be made retroactively to the beginning of such performance period. If the number of members of the TSR Comparator Group changes, the Committee has the discretion to adjust the ranking levels and percentages set forth in the table above.

No Restricted Stock Units described in Section 2(b)(iii) will be awarded pursuant to this LTIP except on the basis of the attainment of the performance criteria set forth above and in the amount specified herein; provided that the Committee retains the discretion to reduce any amount of Restricted Stock Units or Stock Options awarded hereunder, to reduce the number of shares awarded pursuant to Restricted Stock Units or to terminate a Key Employee’s participation in this LTIP. Except as set forth in the Restricted Stock Unit Agreement, an individual who is not employed by the Company or any of its affiliates on the date the Committee determines performance goal achievement will not be eligible to receive the Common Stock issuable pursuant to Restricted Stock Units.

3.

Vesting. Except as otherwise specified by the Committee or as set forth in the Restricted Stock Unit Agreement or Stock Option Agreement of a Key Employee, each Restricted Stock Unit grant and Stock Option grant will be subject to a three-year cliff vesting schedule ending on the third anniversary of the date of grant.

4.

Dividends and Other Distributions. Key Employees residing in the United States who hold Restricted Stock Units granted hereunder will be credited with an amount equal to the regular cash dividends that would be paid with respect to the underlying shares had they been issued (assuming that each Restricted Stock Unit represents one share of Common Stock) while such Restricted Stock Units are so held; provided that (a) the dividend equivalents attributable to Time-Based Restricted Stock Units shall be paid in cash to the Key Employees at the time the regular dividends are paid; and (b) in the case of Performance-Based Restricted Stock Units, the dividend equivalents (i) shall be accumulated and held until the end of the applicable vesting period, and (ii) except as otherwise set forth in the Restricted Stock Unit Agreement, shall be subject to adjustment as described in Section 2(c). The Committee shall have the discretion to determine the time at which dividend equivalents described in this Section 4(b) are credited and the form in which they will be credited and paid. The Committee may apply any other restrictions to any dividend equivalents that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock Units is intended to qualify as performance-based compensation, the Committee may apply any restrictions it deems appropriate to the payment of dividend equivalents declared with respect to such Restricted Stock Units, such that the dividend equivalents and/or the Restricted Stock Units maintain eligibility for the performance-based exception under Code Section 162(m). Key Employees who reside outside the United States will not be paid any dividends or dividend equivalents with respect to any Restricted Stock Units granted hereunder. Dividends and dividend equivalents are not paid with respect to Stock Options.

5.

Restricted Stock Unit and Stock Option Agreements. Each Restricted Stock Unit and Stock Option grant awarded pursuant to this LTIP will be evidenced by a Restricted Stock Unit Agreement or a Stock Option Agreement, as applicable, in accordance with Section 4.3 of the Stock Plan, which will specify the number of shares subject to the award, the vesting schedule, the payment provisions, including dividend payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment with the Company, restrictions based upon the achievement of specific Company-wide performance goals, time-based restrictions on vesting following the attainment of performance goals, and/or restrictions under applicable federal or state securities laws.

6.

Amendment or Termination of LTIP. Although it is intended that this LTIP be used to determine awards of Restricted Stock Units and Stock Options under the Stock Plan for 2010 and future years, the Committee reserves the right to amend or terminate the LTIP at any time, retroactively or otherwise.

7.	Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Stock Plan.